Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BELLEROPHON THERAPEUTICS, INC.

ARTICLE I

NAME

The name of the Corporation is:  Bellerophon Therapeutics, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND OFFICE

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.  The Corporation is being incorporated in connection with the conversion of Bellerophon Therapeutics LLC, a Delaware limited liability company (the “LLC”), to the Corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LLC to the Corporation.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 133,106,781 shares, all of which shall be shares of Common Stock, par value $0.01 per share, of which 113,690,300 shares shall be designated “Voting Common Stock” (the “Voting Common Stock”) and 19,416,481 shares shall be designated “Non-Voting Common Stock” (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”).  Upon the filing of the Certificate of Conversion of the LLC to the Corporation and this Certificate of Incorporation or, if such certificates provide that they are not to become effective until a specified later date, upon such specified later effective date (the “Effective Time”), (i) each voting limited liability company interest of the LLC issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding fully paid and nonassessable share of Voting Common Stock and (ii) each non-voting limited liability company interest of the LLC issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Non-Voting Common Stock, in each case, without any action required on the part of the Corporation or the former holders of such voting or non-voting limited liability company interests of the LLC.

The number of authorized shares of each of the Voting Common Stock and Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation, other than the Non-Voting Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE V

VOTING COMMON STOCK

SECTION 1.         GENERAL.

Each share of Voting Common Stock shall have the same powers, rights, preferences and privileges and qualifications, limitation and restrictions and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Voting Common Stock and, except as otherwise required by law or as expressly provided in this Certificate of Incorporation, with each share of Non-Voting Common Stock.

SECTION 2.         DIVIDENDS.

(a)           Subject to the other provisions of this Certificate of Incorporation, holders of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that any dividend or other distribution declared in respect of the Common Stock that is payable in shares of Common Stock shall, in respect of the Voting Common Stock, be payable in shares of Voting Common Stock and shall, in respect of the Non-Voting Common Stock, be payable in shares of Non-Voting Common Stock.

(b)           The Corporation shall not effect a subdivision, combination or reclassification of the outstanding shares of Voting Common Stock into a greater or lesser number of shares of Voting Common Stock unless a comparable adjustment is at the same time being made to the Non-Voting Common Stock.

SECTION 3.         VOTING RIGHTS.

Each holder of Voting Common Stock shall be entitled to cast one vote for each share of Voting Common Stock standing in such holder’s name on the stock transfer records of the Corporation on any matter submitted to a vote of the stockholders of the Corporation.

ARTICLE VI

NON-VOTING COMMON STOCK

SECTION 1.         GENERAL.

Each share of Non-Voting Common Stock shall have the same powers, rights, preferences and privileges and qualifications, limitations and restrictions and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Non-Voting Common

Stock and, except as otherwise required by law or as expressly provided in this Certificate of Incorporation, with each share of Voting Common Stock.

SECTION 2.         DIVIDENDS.

(a)           Subject to the other provisions of this Certificate of Incorporation, holders of Non-Voting Common Stock and Voting Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that any dividend or other distribution declared in respect of the Common Stock that is payable in shares of Common Stock shall, in respect of the Non-Voting Common Stock, be payable in shares of Non-Voting Common Stock and shall, in respect of the Voting Common Stock, be payable in shares of Voting Common Stock.

(b)           The Corporation shall not effect a subdivision, combination or reclassification of the outstanding shares of Non-Voting Common Stock into a greater or lesser number of shares of Non-Voting Common Stock unless a comparable adjustment is at the same time being made to the Voting Common Stock.

SECTION 3.         VOTING RIGHTS.

The holders of Non-Voting Common Stock shall not be entitled to any voting rights in respect of their shares of Non-Voting Common Stock, except as required by law.

SECTION 4.         CONVERSION.

(a)           Automatic Conversion Upon Initial Public Offering.  In the event there shall occur an Initial Public Offering, then, immediately prior to the consummation of the Initial Public Offering, without any further action by the Corporation or the holders of shares of Non-Voting Common Stock, each then outstanding share of Non-Voting Common Stock (and any share of Non-Voting Common Stock held by the Corporation in treasury) shall automatically be converted into one fully paid and non-assessable share of Voting Common Stock (the “Conversion”).

(b)           Conversion Procedures.  In the event of an automatic conversion of the Non-Voting Common Stock pursuant to Section 4(a) of this Article VI, each certificate that immediately prior to the Conversion represented shares of Non-Voting Common Stock shall from and after the Conversion automatically and without the necessity of presenting the same for exchange represent the same number of shares of Voting Common Stock.  Any holder of certificates that immediately prior to the Conversion represented shares of Non-Voting Common Stock may (but shall not be required to) surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, such certificate or certificates held by such holder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank.  As promptly as practicable after the surrender of such certificate or certificates and consummation of the Initial Public Offering, the Corporation shall deliver or cause to be delivered certificates (which shall bear legends, if appropriate) registered in the name of such holder representing the number of shares of Voting Common Stock to which such holder shall be entitled pursuant to Section 4(a) of this Article VI.

(c)           Reservation of Shares.  The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Non-Voting Common Stock, such number of its authorized but unissued shares of Voting Common Stock as will be sufficient to permit the conversion of all outstanding shares of Non-Voting Common Stock, and shall take or cause to be taken all action required to increase the authorized number of shares of Voting Common Stock if necessary to permit the conversion of all outstanding shares of Non-Voting Common Stock and to ensure that the shares of Voting Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Voting Common Stock may be listed or traded.

ARTICLE VII

RIGHTS AND RESTRICTIONS RELATING TO CAPITAL STOCK

SECTION 1.         RESTRICTIONS ON TRANSFERS.

(a)           General Restrictions on Transfers.  No stockholder of the Corporation shall Transfer any shares of Common Stock held by such stockholder, except in accordance with this Article VII.  Any attempt by a stockholder, directly or indirectly, to Transfer, or offer to Transfer, any shares of Common Stock or any rights relating thereto without complying with the provisions of this Article VII shall be null and void ab initio and of no effect.  The mere entry of a divorce, marital dissolution or child support decree or similar order regarding the allocation of personal assets among Family Members of a stockholder of the Corporation, without the actual Transfer or attempt to Transfer of such stockholder’s shares of Common Stock, shall not be deemed to be a violation of this Section 1(a).

(b)           Certain Permitted Transfers.  Each stockholder of the Corporation may Transfer any of such stockholder’s shares of Common Stock, but only:

(i)            if such stockholder is an individual, by gift, bequest or operation of the laws of descent, to:

(A)          such individual’s (1) spouse and descendants (whether natural or adopted), (2) parents and such parents’ descendants (whether natural or adopted), (3) other potential intestate heirs, or (4) executor or other Legal Representative (any such Person, a “Family Member”);

(B)          any corporation, partnership or limited liability company that is owned exclusively by such stockholder and/or by one or more Family Members of such stockholder and the directors, officers, partners and managers (as applicable) of which are exclusively such stockholder and/or one or more Family Members of such stockholder; or

(C)          a trust solely for the benefit of such stockholder and/or one or more Family Members of such stockholder, the trustees of which are solely such stockholder and/or one or more Family Members of such stockholder and/or an entity described in paragraph (B); or

(ii)           if such stockholder is an entity, to an Affiliate of such stockholder either:

(A)          by gift; or

(B)          in a Transfer that would be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act if the stockholder were the issuer of the Common Stock (i.e., the 4 (1 ½ ) exemption)

(each Person to which shares of Common Stock are Transferred in accordance with this Section 1(b) being herein referred to as a “Permitted Transferee”); provided, that (x) for any Transfer to a Permitted Transferee that is the spouse of a stockholder of the Corporation to be effective hereunder, such Permitted Transferee shall execute and deliver a written agreement satisfactory to the Corporation providing for rights of repurchase (at a price determined by the Board of Directors in good faith) by such stockholder or the Corporation in the event of a divorce between such spouse and such stockholder; (y) all of the stockholders of any Permitted Transferee pursuant to paragraph (i)(B) of this Section 1(b) that is a corporation, all of the partners of any Permitted Transferee pursuant to paragraph (i)(B) of this Section 1(b) that is a partnership and all of the members or managers of any Permitted Transferee pursuant to paragraph (i)(B) of this Section 1(b) that is a limited liability company shall agree in writing not to Transfer any shares, partnership interests or limited liability company interests that such Persons then own or may thereafter acquire in such corporation, partnership or limited liability company Permitted Transferee (or otherwise allow any action the effect of which would be to transfer control of such Permitted Transferee) except to a Person described in the last sentence of this Section 1(b) (subject to compliance with the provisions of such sentence); and (z) any Permitted Transferee pursuant to paragraph (i)(A)(4), (i)(B) or (i)(C) of this Section 1(b) shall agree in writing to promptly Transfer any shares of Common Stock which it may then own to any Person described in the last sentence of this Section 1(b) (subject to compliance with the provisions of such sentence) at such time as it ceases to meet the criteria for a Permitted Transferee set forth in the applicable paragraph.  Any Permitted Transferee may Transfer any of the shares of Common Stock it holds back to the stockholder of the Corporation from which the shares were Transferred or to any Person that would be a Permitted Transferee of such stockholder, subject to compliance by such Person with this Section 1(b), and upon such compliance such Person shall likewise be a Permitted Transferee.

(c)           Effect of Transfer to Permitted Transferee.  If (i) the employment of a stockholder of the Corporation that is an employee of, or a consultant or independent contractor to, the Corporation or any of its subsidiaries (each, an “Employee”) is terminated by the Corporation or such subsidiary for Cause, the Corporation shall have the right to repurchase the shares of Common Stock held by such Employee and/or its Permitted Transferee in accordance with the provisions of Section 7 of this Article VII, and (ii) if either the stockholder or its Permitted Transferee violates any employment or other agreement between the stockholder and the Corporation or any of its subsidiaries that contains non-competition, non-solicitation or confidentiality restrictions on such stockholder (each, a “Non-Competition Agreement”), the Corporation shall be entitled to repurchase the shares of Common Stock of such stockholder and/or its Permitted Transferee in accordance with Section 7 of this Article VII.

(d)           Transfers by an NMP Holder.  In addition to any exercise of its rights pursuant to Section 1 of this Article VII, an NMP Holder may Transfer any of the shares of Common Stock it holds (i) subject to compliance with Section 3 or 6, as applicable, of this Article VII, (ii) in a Transaction in respect of which such NMP Holder is exercising its drag-along right pursuant to Section 4 of this Article VII or (iii) in an Initial Public Offering in connection with the exercise of such Person’s rights under the Registration Rights Agreement.

SECTION 2.         INVOLUNTARY TRANSFERS.

To the fullest extent permitted by law, any Transfer of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order or other than by a voluntary decision on the part of a stockholder of the Corporation, other than death (each, an “Involuntary Transfer”), shall be null and void ab initio and of no effect unless such stockholder complies with this Section 2 and enables the Corporation to exercise in full its rights hereunder.  Notwithstanding the provisions of this Section 2 that would make an Involuntary Transfer null and void ab initio and of no effect, in the event that a Person to whom shares of Common Stock are purported to have been Transferred pursuant to an Involuntary Transfer (an “Involuntary Transferee”) acquires any interest in such shares, (a) such Involuntary Transferee shall be bound by all of the provisions of this Article VII, and (b) the Corporation shall have the right, subject to applicable law, to repurchase such shares pursuant to this Section 2 and the Involuntary Transferee shall have the obligation to sell such shares to the Corporation in accordance with this Section 2.  Upon any Involuntary Transfer of shares of Common Stock by a stockholder of the Corporation, such stockholder shall promptly (but in no event later than five Business Days after such Involuntary Transfer) provide written notice to the Corporation indicating that such Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, such Involuntary Transfer.  Upon the receipt of the notice described in the preceding sentence, and for 60 days thereafter, the Corporation shall have the right to repurchase, and the Involuntary Transferee shall have the obligation to sell to the Corporation, all (but not less than all) of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to the lesser of (a) the Fair Market Value of a share of Common Stock as of the Business Day immediately preceding such sale to the Corporation multiplied by the number of shares of Common Stock acquired by such Involuntary Transferee and (b) the amount of the indebtedness or other liability of the stockholder, if applicable, that gave rise to such Involuntary Transfer.

SECTION 3.         TAG-ALONG RIGHTS.

Each stockholder of the Corporation, at such stockholder’s option, may participate proportionately (as provided for below), and each NMP Holder shall allow each other stockholder to so participate, in any sale (other than an Initial Public Offering in connection with the exercise of an NMP Holder’s rights under the Registration Rights Agreement, which shall be governed by Section 6 of this Article VII, and other than a sale in respect of which an NMP Holder is exercising its drag-along rights pursuant to Section 4 of this Article VII) to any Third Party of all or any portion of the Common Stock held by such NMP Holder.  The Corporation shall notify each other stockholder of the Corporation in writing of such NMP Holder’s intention to effect such a sale to the Third Party, the identity of the Third Party and the nature and per share amount of consideration to be paid by the Third Party, at least 10 Business Days before the closing of such proposed sale.  Any NMP Holder proposing to make such a sale shall provide such information to the Corporation as promptly as practicable to enable the Corporation to comply with the foregoing sentence.  Any sale of shares of Common Stock by any other stockholder of the Corporation pursuant to this Section 3 shall be for the same consideration per share, on substantially the same terms and subject to substantially the same conditions as are applicable to the sale of shares by the NMP Holder.  Each other stockholder of the Corporation will be entitled to sell up to the same percentage of the shares of Common Stock such stockholder holds as the NMP Holder is selling of the shares of Common Stock it holds (determined on the basis of the aggregate number of shares of Common Stock held and the aggregate number of such shares of Common Stock being sold by the NMP Holder (assuming the conversion, exchange or exercise of all Convertible Securities held by the NMP Holder and such other stockholder of the Corporation)), but not in excess of the aggregate number of shares of Common Stock held by such other stockholder plus the aggregate number of shares of Common Stock that would be acquired by such other stockholder upon the conversion, exchange or exercise of all of such stockholder’s vested Convertible Securities.  If any stockholder of the Corporation sells any shares of Common Stock pursuant to this Section 3, such stockholder shall pay and be responsible for such stockholder’s proportionate share of the Expenses of Sale and the Sale Obligations.

SECTION 4.         DRAG-ALONG RIGHTS.

Notwithstanding any other provision of this Article VII to the contrary, if any NMP Holder shall propose to sell (including by exchange, in a merger, consolidation, sale, business combination or otherwise) at least 80% of the shares of Common Stock held by such NMP Holder to a Third Party in the same transaction or series of related transactions (which would represent, together with any other shares of Common Stock proposed to be Transferred (including pursuant to the exercise by such NMP Holder of its rights under this Section 4), more than 50% of the outstanding shares of Common Stock), or the Corporation shall propose to sell or otherwise transfer for value all or substantially all of the equity, assets or business (whether by merger, consolidation, sale, business combination or otherwise) of the Corporation, then (a) the NMP Holder, at its option, may require that each other stockholder of the Corporation sell up to the same percentage of the shares of Common Stock such stockholder holds as the NMP Holder is selling of the shares of Common Stock it holds in such Transaction (determined on the basis of the aggregate number of shares of Common Stock held and the aggregate number of such shares of Common Stock being sold by the  NMP Holder (assuming the conversion, exchange or exercise of all Convertible Securities held by the NMP Holder and such other stockholder)), and waive any appraisal right that such other stockholder may have in connection with such Transaction, and (b) if stockholder approval of such Transaction is required and the stockholders of the Corporation are entitled to vote thereon, that such other stockholder vote all of such stockholder’s shares of Common Stock in favor of such Transaction.  Any sale of shares of Common Stock by any other stockholder of the Corporation pursuant to this Section 4 shall be for the same consideration per share, on substantially the same terms and subject to substantially the same conditions as are applicable to the sale of shares of Common Stock by the NMP Holder.  If any stockholder of the Corporation sells any shares of Common Stock pursuant to this Section 4, such stockholder shall pay and be responsible for such stockholder’s proportionate share of the Expenses of Sale and the Sale Obligations.

SECTION 5.         ALTERNATIVE SALE TRANSACTION.

Notwithstanding anything to the contrary contained in Section 3 or 4 of this Article VII, in connection with a Transaction pursuant to Section 3 or 4 of this Article VII where the consideration in such Transaction consists of or includes securities, if the issuance of such securities to a stockholder of the Corporation would require either a registration statement under the Securities Act, or preparation of a disclosure statement pursuant to Regulation D (or any successor regulation) under the Securities Act or a similar provision of any state securities law, and such registration statement or disclosure statement is not otherwise being prepared in connection with the Transaction, then, at the option of the NMP Holder, such other stockholder may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board of Directors, whose determination shall be final and binding.

SECTION 6.         PARTICIPATION IN AN INITIAL PUBLIC OFFERING.

(a)           If an NMP Holder proposes to sell all or any portion of the Common Stock held by such NMP Holder in an Initial Public Offering in connection with the exercise of such Person’s registration rights under Section 2.1 of the Registration Rights Agreement, or if a “Holder” (as defined in the Registration Rights Agreement) proposes to sell all or any portion of the Common Stock held by such Holder in an Initial Public Offering in connection with the exercise of such Holder’s registration rights under Section 2.2 of the Registration Rights Agreement (such NMP Holder or Holder, as applicable, a “Selling Stockholder”), then each other stockholder of the Corporation shall be entitled to participate proportionately in the Initial Public Offering by selling in the Initial Public Offering up to the same percentage of its shares of Common Stock as such Selling Stockholder (or, if there is more than one Selling Stockholder, by all of the Selling Stockholders combined) sells of its (or their) shares of Common Stock in the Initial Public Offering (determined on the basis of the aggregate number of shares of Common Stock held and the aggregate number of such shares of Common Stock being sold by such Selling Stockholder (or Selling Stockholders, as applicable) (assuming the conversion, exchange or exercise of all Convertible Securities held by such Selling Stockholder (or Selling Stockholders, as applicable) and such other stockholder)), but not in excess of the aggregate number of shares of Common Stock held by such other stockholder plus the aggregate number of shares of Common Stock that would be acquired by such other stockholder upon the conversion, exchange or exercise of all of such stockholder’s vested Convertible Securities.  The Corporation shall notify each other stockholder of the Corporation in writing of such Selling Stockholder’s intention to effect or participate (as applicable) in an Initial Public Offering at least 10 Business Days, or such shorter time as the Corporation deems practicable, before the effective date of the registration statement relating to the Initial Public Offering (the “Public Offering Notice”).  If a stockholder of the Corporation wishes to participate in the Initial Public Offering, such stockholder shall notify the Corporation in writing within three Business Days after receipt of the Public Offering Notice of such stockholder’s intention to participate in the Initial Public Offering, including the maximum number of shares of Common Stock with respect to which such stockholder will so participate, and the Corporation shall cause such stockholder’s shares of Common Stock that are to be sold in the Initial Public Offering to be included therein (subject to any cutbacks pursuant to Section 2.1(j) or 2.2(d) (as applicable) of the Registration Rights Agreement).  Any failure by a stockholder of the Corporation to so notify the Corporation within such three Business Day period shall be deemed an election by such stockholder not to participate in the Initial Public Offering with respect to any of such stockholder’s shares of Common Stock.  If any stockholder of the Corporation sells any shares of Common Stock pursuant to this Section 6, such stockholder shall pay and be responsible for such stockholder’s proportionate share of the Expenses of Sale and the Sale Obligations, including indemnifying the underwriters of the Initial Public Offering, on a proportionate basis, to the same extent as the Selling Stockholder is required to indemnify such underwriters.  If any stockholder  of the Corporation sells any shares of Common Stock pursuant to this Section 6, such stockholder shall be entitled to all of the rights and be bound by all of the obligations of a “Participating Holder” (as defined in the Registration Rights Agreement) under Sections 2.1(h), 2.3(a)(iii), 2.3(a)(vi), 2.3(a)(viii) (to the extent such section relates to the provision of an earnings statement), 2.3(a)(xix), 2.3(a)(xx), 2.3(b), the last two sentences of Section 2.4(a), the last two sentences of Section 2.4(b), Section 2.4(c) and Section 2.6 of the Registration Rights Agreement, and shall be entitled to all of the rights and be bound by all of the obligations of a “Holder” (as defined in the Registration Rights Agreement) under Sections 2.2(c), 2.3(c), 2.6 and 2.8 of the Registration Rights Agreement.

(b)           In connection with any proposed Initial Public Offering, whether by a Selling Stockholder, the Corporation or otherwise, and whether or not such other stockholder of the Corporation is participating therein, each such other stockholder shall (i) supply any information reasonably requested by the Corporation in connection with the preparation of a registration statement and/or any other documents relating to the Initial Public Offering, (ii) execute and deliver any agreements and instruments reasonably requested by the Corporation to effectuate the Initial Public Offering, including an underwriting agreement, a custody agreement and a “hold back” agreement pursuant to which such stockholder will agree not to sell or purchase any securities of the Corporation (whether or not such securities are otherwise governed by this Certificate of Incorporation) for the same period of time following the Initial Public Offering as is agreed to by the Selling Stockholder with respect to itself and (iii) otherwise comply with the provisions of Section 2 of the Registration Rights Agreement applicable to the “Participating Holders” (as defined therein).  If the Corporation requests that a stockholder of the Corporation take any of the actions referred to in clause (i), (ii) or (iii) of the previous sentence, such stockholder shall take such action promptly but in any event within five days following the date of such request.

(c)           If the Corporation receives a request for registration pursuant to Section 2.1 or 2.2 of the Registration Rights Agreement in connection with an Initial Public Offering (and if such a request is being implemented or has not been withdrawn or abandoned), each stockholder of the Corporation, to the extent requested in writing by the managing underwriter(s), shall be prohibited from effecting any public or private offer, sale, distribution or other disposition of any “Registrable Securities” or “Tag-Along Securities” (each as defined in the Registration Rights Agreement) or Convertible Securities (other than as a part of such registration) during the 180 day period (or such shorter period as the managing underwriter(s) may require) beginning on the effective date of such registration statement and excluding shares of Common Stock covered by such registration statement (any such period, the “Restricted Period”); provided that: (i) such stockholder has received prior written notice of the Initial Public Offering and (ii) in connection with the Initial Public Offering, each officer and director of the Corporation is subject to restrictions substantially equivalent to those imposed on such stockholder.  If (A) the Corporation issues an earnings release, or material news or a material event relating to the Corporation occurs, during the last 17 days of the Restricted Period, or (B) prior to the expiration of the Restricted

Period, the Corporation announces that it will release earnings results during the 16 day period beginning on the last day of the Restricted Period, the restrictions imposed by this Section 6(c) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

SECTION 7.         REPURCHASE RIGHTS.

(a)           If (i) the employment of a stockholder of the Corporation who is an Employee is terminated by the Corporation or one of its subsidiaries for Cause, or (ii) a stockholder of the Corporation breaches or violates any obligation of such stockholder under any Non-Competition Agreement to which such stockholder is a party, including any obligation not to compete with the Corporation or any of its subsidiaries, any obligation not to solicit employees of the Corporation or any of its subsidiaries, or any obligation not to disclose Confidential Information, irrespective of whether such stockholder is an Employee at the time of such breach or violation, the Corporation shall have the right, at its option and subject to applicable law, exercisable by delivery of written notice to such stockholder during the Call Period, to purchase all or any portion of the Common Stock held by such stockholder at the time such written notice is delivered or acquired by such stockholder after the date such written notice is delivered, including upon exercise of any stock options held by such stockholder (a “Call”).  The purchase price per share of any shares of Common Stock purchased pursuant to this Section 7(a) shall be equal to the Fair Market Value of such shares as of the Business Day immediately preceding the Notice Date (the “Call Price”).  Notwithstanding anything to the contrary in this Section 7(a), in the event that the Corporation has the right, as a result of such termination, breach or violation, to purchase such shares of Common Stock pursuant to any other agreement or instrument executed by a stockholder of the Corporation and/or the Corporation (including any restricted stock agreement, option agreement or stock award agreement) (i) for a lesser price, the Call Price shall be such lesser price, and (ii) for a longer period, the Call Period shall be such longer period.

(b)           All shares of Common Stock held by any stockholder of the Corporation described in Section 7(a) that the Corporation does not purchase and which are not forfeited pursuant to the provisions of this Section 7 shall continue to be subject to the provisions of this Article VII, other than Sections 3 and 6(a), which shall no longer be applicable to such stockholder.

(c)           Subject to Section 7(d), the closing (the “Call Closing”) of any purchase of shares of Common Stock which the Corporation has elected to purchase pursuant to Section 7(a) (“Called Shares”) shall take place at the principal office of the Corporation on the later of (i) 15 Business Days after the Notice Date and (ii) if the stockholder of the Corporation has died, is permanently disabled or has been adjudicated an incompetent on or prior to the date of the Call Closing, 10 days after the appointment of a Legal Representative (such later date, the “Scheduled Call Closing Date”).  At the Call Closing, such stockholder shall sell, convey, transfer, assign and deliver to the Corporation, by appropriate instrument of transfer (and with all necessary transfer tax stamps affixed thereto at the expense of such stockholder), all right, title and interest in and to the Called Shares, which shall constitute (and, at the Call Closing, such stockholder shall represent, warrant and certify the same to the Corporation in writing) good and unencumbered title to such shares of Common Stock, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Corporation and any NMP

Holder pursuant to this Certificate of Incorporation), and, if the Called Shares are certificated, shall deliver to the Corporation the certificate(s) representing the Called Shares, and the Corporation shall deliver to such stockholder, in full payment of the purchase price for the Called Shares, either a wire transfer to an account designated by such stockholder or a cashier’s, certified or official bank check payable to the order of such stockholder (the method of payment to be at the option of the Corporation), in an amount equal to the Call Price multiplied by the aggregate number of Called Shares.  Notwithstanding anything herein to the contrary, from and after the Notice Date, such stockholder shall not have any rights with respect to any of the Called Shares (including any rights pursuant to Sections 3 and 6(a)), except to receive the purchase price therefor under this Section 7.

(d)           Notwithstanding the provisions of Section 7(c), if the Corporation exercises its right to purchase Called Shares pursuant to Section 7(a), but the Corporation is prohibited from effecting the Call Closing on the Scheduled Call Closing Date by any contractual obligation of the Corporation or any of its Affiliates, the terms of any share of capital stock of the Corporation or applicable law (collectively, “Prohibitions”), then the Call Closing shall take place on the first practicable date on which no Prohibitions are applicable.  If at any time the Prohibitions shall cease to be applicable to any portion of the Called Shares not purchased, then the Corporation shall purchase such portion on the first practicable date on which the Corporation is permitted to do so.

(e)           Notwithstanding anything to the contrary set forth in Section 3, 4 or 6, if at the time of a Transaction in which a stockholder of the Corporation is participating, the Corporation is entitled to purchase such stockholder’s shares of Common Stock pursuant to this Section 7, and if the Call Price would be less than the proceeds per share that would be payable to such stockholder in such Transaction, then such stockholder shall be entitled to receive for each share of Common Stock only the Call Price, with the amount of the proceeds of sale in the Transaction with respect to such stockholder’s shares of Common Stock in excess of the aggregate amount of the Call Price received for such shares of Common Stock being remitted to the other stockholders of the Corporation participating in such Transaction pro rata in accordance with their respective participation in such Transaction.

SECTION 8.         SECURITIES LAWS.

No stockholder of the Corporation shall, directly or indirectly, Transfer, or offer to Transfer, any of the shares of Common Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the shares of Common Stock) or any rights relating thereto, except in compliance with the Securities Act, all applicable state securities laws, any other applicable securities laws and this Certificate of Incorporation.

SECTION 9.         TERMINATION.

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the restrictions set forth in any applicable federal and state securities laws, the provisions of this Article VII shall terminate and have no further force or effect upon the consummation of an Initial Public Offering.

ARTICLE VIII

BOARD OF DIRECTORS

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.             The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

2.             Election of directors need not be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

3.             The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.  The stockholders shall also have the power to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE IX

LIMITATION OF LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE X
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, member, employee or trustee of, or in a similar capacity with, another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all losses, liabilities, damages, expenses

(including attorneys’ fees), judgments, fines, penalties, excise taxes (including excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

In addition to the right to indemnification conferred in the preceding paragraph, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right of appeal that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article X, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

Any indemnification or advancement of expenses under this Article X shall be made promptly, and in any event within 60 days, or in the case of a claim for advancement of expenses within 20 days, upon the written request of an Indemnitee (and, in the case of advancement of expenses, receipt by the Corporation of the required undertaking by or on behalf of the Indemnitee).  The right to indemnification or advancement of expenses conferred by this Article X shall be enforceable by such Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days (or 20 days with respect to advancement of expenses).  Such Indemnitee’s costs and expenses incurred in connection with successfully establishing such Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such action, suit or proceeding shall also be indemnified by the Corporation.  It shall be a defense to any such action, suit or proceeding (other than an action, suit or proceeding brought to enforce a claim for the advancement of expenses where the required undertaking, if any, has been received by the Corporation) that the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, but the Indemnitee shall be presumed to have met the applicable standard of conduct so as to be entitled to indemnification, and the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its directors who are not parties to such action, suit or proceeding, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action, suit or proceeding that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its directors who are not parties to such action, suit or proceeding, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action, suit or proceeding or create a presumption that the Indemnitee has not met the applicable standard of conduct.

The rights provided in this Article X (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees.  All rights to indemnification under this Article X shall be deemed to be a contract between the Corporation and each Indemnitee.  Nothing contained in this Article X shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from (including rights and procedures which provide broader indemnification or are otherwise more favorable to Indemnitee than) those set forth in this Article X.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article X.

No amendment, alteration or repeal of this Article X or any portion hereof shall eliminate or limit any right or protection of an Indemnitee with respect to any action, suit or proceeding concerning any action or omission to act that occurred or allegedly occurred prior to such amendment, alteration or repeal.

If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article X as to all losses, liabilities, damages, expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes (including excise taxes or penalties under ERISA), and amounts paid in settlement actually and reasonably incurred by or on behalf of such person and for which indemnification is available to such person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI
AMENDMENT

Except as otherwise provided herein, (i) the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and (ii) all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XII
PROPERTY OF STOCKHOLDERS

Except as otherwise provided by applicable law, the private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

ARTICLE XIII
CORPORATE OPPORTUNITY

(a)           Except as otherwise agreed in writing, (i) to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Corporate Opportunity; and (ii) the Corporation acknowledges that, to the fullest extent permitted by law, no Specified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty by reason of the fact that such Specified Person pursues or acquires a Corporate Opportunity for itself, directs a Corporate Opportunity to another Person, or does not communicate or offer information regarding a Corporate Opportunity to the Corporation; provided, that, in the case of a Specified Person that is a director, officer or employee of the Corporation, the Corporation does not renounce any interest or expectancy in any Corporate Opportunity that is expressly offered to such Specified Person in writing solely in his or her capacity as a director, officer or employee of the Corporation.  In the event any Specified Person acquires knowledge of a potential transaction or matter which may constitute a Corporate Opportunity, such Specified Person shall, to the fullest extent permitted by law, have no duty to offer or communicate information regarding any Corporate Opportunity to the Corporation, and such Specified Person shall have the right to take for his, her or its own account (individually or as a partner or fiduciary) or to recommend to another Person any such Corporate Opportunity, unless in the case of a Specified Person that is a director, officer or employee of the Corporation, such Corporate Opportunity is expressly offered to such Specified Person in writing solely in his or her capacity as a director, officer or employee of the Corporation.  No Specified Person shall be obligated to finance any Corporate Opportunity for the Corporation.

(b)           For purposes of this Article XIII only, (i) the term “Corporate Opportunity” shall mean an investment, business opportunity or prospective economic or competitive advantage, including, without limitation, any matter (A) in which the Corporation could have an interest or expectancy, (B) which the Corporation is financially able to undertake, or with respect to which the Corporation would reasonably be able to obtain debt or equity financing, and (C) which is, from its nature, in the line or lines of the Corporation’s business or reasonable expansion thereof, and (ii) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

(c)           Neither the alteration, amendment or repeal of this Article XIII nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article XIII shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE XIV
DEFINITIONS; RULES OF CONSTRUCTION

For purposes of this Certificate of Incorporation, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

“Call Period” shall mean (a) in the case of the termination for Cause of the employment of a stockholder of the Corporation who is an Employee, the period of six months following the later of (i) the date of such termination and (ii) the date such stockholder acquired such share of Common Stock, whether by exercise of a stock option or otherwise, and (b) in the case of the breach or violation by a stockholder of the Corporation of any obligation under a Non-Competition Agreement, the period of six months following the later of (i) the date that the Corporation has actual knowledge of such breach or violation and (ii) the date such stockholder acquired such share of Common Stock, whether by exercise of a stock option or otherwise.

“Cause” shall mean (a) if an Employee is a party to an employment, consulting or severance agreement with the Corporation or any of its subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment, consulting or severance agreement, or (b) if an Employee is not a party to an employment, consulting or severance agreement with the Corporation or any of its subsidiaries in which “cause” is defined, (i) the Employee’s willful failure substantially to perform his or her duties and responsibilities to the Corporation or any of its subsidiaries or deliberate violation of a policy of the Corporation or any of its subsidiaries; (ii) the Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Corporation or any of its subsidiaries; (iii) the unauthorized use or disclosure by an Employee of any proprietary information or trade secrets of the Corporation, any of its subsidiaries or any other party to whom the Employee owes an obligation of nondisclosure as a result of his or her relationship with the Corporation or any of its subsidiaries; or (iv) the Employee’s willful breach of any of his or her obligations under any written agreement or covenant with Corporation or any of its subsidiaries; provided that, prior to the termination of an Employee for Cause, the Corporation shall provide such Employee with written notice that the Board of Directors intends to meet to consider the Employee’s termination for Cause and the grounds constituting Cause.

“Confidential Information” shall mean any trade secrets, customer lists, drawings, designs, information regarding product development, devices, prototypes, works in process, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board of Directors or management), operating policies or manuals, business plans, financial records or any other financial, commercial, business or technical information relating to the Corporation or any of its subsidiaries or any confidential or proprietary information that the Corporation or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Corporation or any of its subsidiaries.

“Convertible Securities” shall mean (a) any options or warrants to purchase or other rights to acquire shares of Common Stock, (b) any securities by their terms convertible into, or exercisable or exchangeable for, shares of Common Stock (directly or indirectly) and (c) any options or warrants to purchase or other rights to acquire any such convertible, exercisable or exchangeable securities.

“Expenses of Sale” shall mean all expenses incurred by any NMP Holder and its Affiliates in connection with any Transaction to the extent that such expenses are not paid or reimbursed by the Corporation.

“Fair Market Value” of a share of Common Stock shall mean, as of any particular day, the fair market value of such share of Common Stock as determined in good faith by the Board of Directors, whose determination shall be final and binding.

“Initial Public Offering” shall mean the initial public offering of shares of Common Stock through a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the United States Securities and Exchange Commission and in connection with which such shares are authorized and approved for listing on a national securities exchange.

“Legal Representative” shall mean the guardian, executor, administrator or other legal representative of a stockholder of the Corporation that is an individual, and all references herein to such stockholder shall include a reference to such stockholder’s Legal Representative, if any, unless the context otherwise requires.

“NMP Holder” shall have the meaning set forth for such term in the Stockholders Agreement, dated as of                   , 2015, by and among the Corporation and the stockholders party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.

“Notice Date” shall mean the date of delivery by the Corporation of written notice of its election to exercise its right to purchase shares of Common Stock from a stockholder of the Corporation pursuant to Section 7(c) of Article VII.

“Person” shall mean an individual, partnership, association, corporation, limited liability company, unincorporated organization, trust, estate or joint venture, or a nation, government, governmental agency or political subdivision thereof, or any person or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court, or any other entity of any kind.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of                      , 2015, by and among the Corporation and the stockholders party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.

“Sale Obligations” shall mean any liabilities and obligations (including liabilities and obligations for indemnification, amounts paid into escrow and post-closing adjustments) incurred by any NMP Holder and its Affiliates in connection with any Transaction.

“Specified Person” shall mean a stockholder of the Corporation or any of such stockholder’s Affiliates, or any officer, director, manager, member, partner, stockholder, employee, advisor or agent of such stockholder or any of its Affiliates (including any individual serving as a director of the Corporation), except those stockholders who are employees of the Corporation or any of its subsidiaries, provided, however, that for purposes of this definition of “Specified Person,” none of the Specified Persons, on one hand, or the Corporation, on the other hand, shall be deemed to be an Affiliate of one another.

“Third Party” shall mean (a) with respect to any stockholder of the Corporation that is an individual, any Person other than a Family Member, or an Affiliate of a Family Member, of such stockholder, and (b) with respect to any stockholder of the Corporation that is not an individual, any Person other than an Affiliate of such stockholder.

“Transaction” shall mean any sale or other transfer for value pursuant to Section 3, 4 or 6 of Article VII.

“Transfer” shall mean to directly or indirectly transfer, sell, pledge, assign, exchange, encumber, hypothecate or otherwise dispose of, including by gift, by way of a merger (forward or reverse) or similar transaction, by operation of law or otherwise, or grant any option or right to purchase or any legal or beneficial interest therein or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership, in each case whether or not for value.  A “Transfer” shall also include a transfer of any share of Common Stock into the name of a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership) or the transfer of, or entering into a binding agreement with respect to, the power to vote or direct the voting of any Voting Common Stock by proxy, voting agreement or otherwise; provided that neither of the following shall constitute a “Transfer”: (a) granting a proxy to one or more officers or directors of the Corporation at the request, or with the consent, of the Board of Directors, or (b) entering into a voting trust, voting agreement or voting arrangement (with or without granting a proxy) solely pursuant to or as contemplated by the Voting Agreement, dated as of February 12, 2014, by and among the Corporation and the stockholders party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.  In addition, (i) any Transfer of an interest in any stockholder of the Corporation that is treated as a partnership for federal income tax purposes and which results in the beneficial owners of such stockholder as of February 12, 2014, together with the Affiliates of such stockholder, ceasing to beneficially own in the aggregate at least 75% of the equity interests of such stockholder outstanding immediately after such Transfer shall be deemed to be a Transfer of the shares of Common Stock held by such stockholder subject to the provisions of Article VII, to the same extent such provisions apply to such stockholder, (ii) any Transfer of equity interests in any stockholder that is treated as a “disregarded entity” for federal income tax purposes shall be deemed to be a Transfer of the shares of Common Stock held by such stockholder subject to the provisions of Article VII, to the same extent such provisions apply to such stockholder, and (iii) any Transfer of equity interests in any stockholder of the Corporation that is not treated as a partnership or disregarded entity for federal income tax purposes, other than a Transfer effected on a national securities exchange, shall be deemed to be a Transfer of the shares of Common Stock held by such stockholder subject to the provisions of Article VII, to the same extent such provisions apply to such stockholder.

For purposes of this Certificate of Incorporation:

(a)           All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require;

(b)           References to “days” shall refer to calendar days unless Business Days are specified.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Certificate of Incorporation to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;

(c)           Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 5:00 p.m., Eastern time, on the last day of the time period, which shall be calculated starting with the day immediately following the date of the event;

(d)           References to “include,” “includes” and “including” shall be deemed to be followed by “, without limitation,” whether or not so specified; and

(e)           The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.”

ARTICLE XV

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum (including by entering into a written agreement or executing a written instrument which provides for a different forum to have jurisdiction or provides that an action, suit or proceeding may be brought in any court of competent jurisdiction or provides for arbitration), and except as otherwise provided in this Certificate of Incorporation, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action, suit or proceeding brought on behalf of the Corporation, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action, suit or proceeding asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the By-Laws of the Corporation or (d) any action, suit or proceeding asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  If any provision or provisions of this Article XV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XV (including, without limitation, each portion of any sentence of this Article XV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article XV.

ARTICLE XVI

INCORPORATOR

The incorporator of the Corporation is Jonathan M. Peacock, whose mailing address is c/o Bellerophon Therapeutics, Inc., 53 Frontage Road, Suite 301, Hampton, New Jersey 08827.

ARTICLE XVII

INITIAL BOARD OF DIRECTORS

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.  The names of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are duly elected and qualified, are:

Jonathan M. Peacock

Jens Luehring

Matthew S. Holt

Andre V. Moura

Robert T. Nelsen

Daniel Tassé

Adam B. Weinstein

The mailing address of each such director is: c/o Bellerophon Therapeutics, Inc., 53 Frontage Road, Suite 301, Hampton, New Jersey 08827.

*     *     *     *

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the                           day of                                  , 2015.

Jonathan M. Peacock, Incorporator